Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of
Wheeler Real Estate Investment Trust, Inc.

Report on the Statement
We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Butler Square (the “Property”) for the year ended December 31, 2014.

Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, on April 15, 2015, Wheeler Real Estate Investment Trust, Inc., through its subsidiary Wheeler REIT, L.P., completed the acquisition of the Property.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
May 14, 2015

Butler Square
Statement of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2014

REVENUES:
Rental income	$771,722
Tenant reimbursements and other income	205,917

Total Revenues	977,639

CERTAIN OPERATING EXPENSES:
Property operating	87,602
Real estate taxes	142,560
Repairs and maintenance	29,498
Other	19,119

Total Certain Operating Expenses	278,779

Excess of Revenues Over Certain Operating Expenses	$698,860

See accompanying notes to statement of revenues and certain operating expenses.

Butler Square
Notes to Statement of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2014

1. Business and Purchase and Sales Agreement

On February 9, 2015, Wheeler Real Estate Investment Trust, Inc., through its subsidiary Wheeler REIT, L.P. (the “Operating Partnership”), entered into a Purchase and Sales Agreement (the “Agreement”) to acquire Butler Square (the “Property”), a 82,400 square foot shopping center located in Mauldin, South Carolina for a purchase price of approximately $9.4 million. On April 15, 2015, the Operating Partnership completed the acquisition. The Property is 100% occupied and is anchored by Bi-Lo, which occupies approximately 60% of the total rentable square feet of the center through a lease which expires in April 2020.

2. Basis of Presentation

The Statement of Revenues and Certain Operating Expenses (the “Statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statement. The Statement has been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3. Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

Bi-Lo is the only tenant of the Property whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis. Straight line rental income from Bi-Lo represented 44.0% of total annualized rental income for the year ended December 31, 2014.

The termination, delinquency or nonrenewal of the above tenant may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of December 31, 2014.

Butler Square
Notes to Statement of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2014
(continued)

3. Revenues (continued)

           The weighted average remaining lease terms for tenants at the property was 4.48 years as of December 31, 2014. Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of December 31, 2014 was as follows:

Years Ending December 31,

2015	$798,176
2016	752,244
2017	703,523
2018	626,122
2019	491,417
Thereafter	296,388

$3,667,870

The above schedule takes into consideration all renewals and new leases executed subsequent to December 31, 2014 through the date of this report.